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EXHIBIT 99

                       ACTION BY UNANIMOUS WRITTEN CONSENT
                                     OF THE
                               BOARD OF DIRECTORS
                              OFNUWAY MEDICAL, INC.
                             A DELAWARE CORPORATION


          The undersigned, being all of the members of the Board of Directors of NuWay Medical, Inc., a Delaware corporation (the "Corporation"), acting pursuant to the authority granted in Section 141 of the Delaware Corporation Law and the Corporation's Bylaws, do hereby adopt the following resolutions, effective as of November 27, 2002:


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     INCREASE NUMBER OF SHARES UNDER PLAN
     ------------------------------------

     WHEREAS, this Board of Directors has determined that, in order to retain and attract qualified consultants to provide needed services to the Corporation, it is necessary for the Corporation to increase the number of shares of its common stock that it may issue pursuant to its 2002 Consultant Equity Plan (the "Plan").

     NOW, THEREFORE, BE IT RESOLVED, this Board of Directors hereby increases the number of shares of common stock subject to the Plan to a total of 5,000,000 shares.

     RESOLVED FURTHER that the officers of the Corporation shall cause an amendment to the Form S-8 registration statement that is currently in effect with respect to the shares covered by the Plan.

     RESOLVED FURTHER, that the Corporation's officers are authorized to do, or cause to be done, all other acts and things such officers may in their discretion deem necessary or appropriate to carry out the purposes of the foregoing resolutions.

Dated as of November 27, 2002


                                    /s/ Dennis Calvert
                                    ------------------
                                    Dennis Calvert


                                    /s/ Joseph L. Provenzano
                                   -------------------------
                                    Joseph L. Provenzano



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